Exhibit 10.27

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is made and entered into as of the 17th day of February, 2005 (the “Effective Date”) by and between Priority Healthcare Corporation, an Indiana corporation with its principal offices located at 250 Technology Park, Lake Mary, FL 32746 (“Distributor”), and CoTherix, Inc. a Delaware corporation with its principal offices located at 5000 Shoreline Court, Suite 101, South San Francisco, California 94080 (“CTI”) (each a “Party” and collectively the “Parties”).

WITNESSETH

WHEREAS, CTI is the exclusive distributor in the United States of the prescription drug Ventavis (iloprost) Inhalation Solution (the “Product”), which has been approved by the United States Food and Drug Administration (“FDA”) for the treatment of pulmonary arterial hypertension;

WHEREAS, CTI intends to appoint certain qualified distributors to provide retail distribution of the Product; and

WHEREAS, CTI is willing to appoint Distributor as one of a limited number of retail distributors of the Product on the terms and conditions set forth in this Agreement, and Distributor is willing to accept such appointment (collectively, such retail distributors are referred to herein as “Preferred Distributors”).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DISTRIBUTORSHIP

1.1	Appointment. CTI hereby appoints Distributor to act as a distributor of the Product and Distributor hereby accepts such appointment. During the period of time that this Agreement is in effect, Distributor shall sell the Product to third parties and perform the other obligations set out herein.

1.2	Territory. Subject to the rights of the CTI under this Section 1.2, Distributor shall be a distributor of the Product in all the states of the United States and the District of Columbia (“Territory”). The Parties acknowledge and agree that (i) CTI may distribute the Product in the Territory directly to health care providers, including hospitals and physicians, and pharmacies, and notwithstanding the grant of a distributorship to Distributor, such direct distribution by CTI shall not be construed to be a violation of this Agreement, and (ii) CTI may at its option appoint additional distributors of the Product in the Territory.

ARTICLE 2

TERMS APPLICABLE TO DISTRIBUTORSHIP

2.1	Price.

2.1.1	Distributor shall purchase Product from CTI at the prices set forth in Schedule A, as amended in CTI’s sole discretion from time to time. Upon an increase in price, Distributor may, at the Product price in effect prior to the announced price increase, purchase a one-time aggregate quantity of Product that does not exceed [***] of the average monthly purchases made by Distributor since the beginning of the Initial Term. In other words, upon a price increase, Distributor may purchase a one-time aggregate quantity of Product that equals Distributor’s monthly average purchases of the Product since the Effective Date, plus [***], at the Product price in effect prior to the announced price increase.

2.1.2	All prices are exclusive of federal, state and local excise, sales, use and other taxes levied or imposed on the sale, shipment, delivery, ownership, possession or resale of Product or any other activities contemplated under this Agreement. Except for taxes on CTI’s income, Distributor shall be liable for and pay all taxes imposed in connection with the activities contemplated in this Agreement.

2.2	Placing Orders for the Product.

2.2.1	Distributor shall order the Product from CTI, and CTI shall sell the Product to Distributor. CTI shall arrange for shipment of the Product to the Distributor pursuant to Section 2.3 of this Agreement.

2.2.2	With respect to the timing of placing orders for the Product throughout the Initial Term and all renewal terms thereafter, the Parties shall establish a mutually agreeable forecasting procedure; provided, however, that Distributor shall keep a minimum inventory on hand sufficient to satisfy [***] of Product orders based upon current levels of Product distribution. Upon request by Distributor, CTI agrees to review this minimum inventory requirement and discuss possible modifications with Distributor.

2.3	Shipment of the Product to Distributor.

2.3.1	CTI shall ship Product to Distributor F.O.B. shipping points at CTI’s expense. Shipment shall be made by common carrier, overnight courier or any other similar method of shipment in CTI’s sole discretion. Title to Product shall transfer from CTI to Distributor upon delivery by CTI of the Product to the common carrier. Risk of loss of Product shall transfer from CTI to Distributor upon delivery of Product to Distributor’s warehouse or other storage facility.

2.3.2	Upon receipt of shipments of Product at Distributor’s warehouse or other storage facility, Distributor shall unload each shipment of Product immediately.

***	Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission. ***

2.3.3	Distributor shall carefully examine the Product upon delivery and shall notify CTI of any non-delivery of a portion of a shipment or any defect in any Product that is reasonably discoverable upon visual inspection of the Product without unloading individual shipping units. Distributor shall provide CTI with the notice required pursuant to this Section 2.3.3 (i) by telephone within [***] business days after receipt of such undelivered or damaged Product; and (ii) in writing within [***] business days after such receipt. The written notice of non-delivery or defect shall include a quantification of the undelivered Product or a detailed written description of the nature of the defect, as the case may be.

2.3.4	Upon receipt of notice of non-delivery or defect, CTI, at its option, may (i) for non-delivery, replace such undelivered Product or issue Distributor a credit in the amount of the purchase price for any undelivered Product; or (ii) for defective Product, replace or repair any defective Product or issue Distributor a credit in the amount of the purchase price for any defective Product.

2.3.5	In the absence of written notice for any reason from Distributor to CTI in accordance with the terms of this Section 2.3, a shipment of Product shall be deemed to have been delivered and accepted by Distributor as complete and in satisfactory condition as to defects discoverable upon visual inspection.

2.3.6	Distributor shall, at CTI’s expense, follow CTI’s instructions to return to CTI or CTI’s third party disposal company any Product delivered to Distributor that is not in compliance with CTI’s specifications.

2.4	Storage and Packaging.

2.4.1	Distributor shall store Product at any of its warehouses or storage facilities as it sees fit to meet distribution needs. Distributor shall not manufacture, mix, or process any of the Product. Distributor shall be responsible for inventory control of the Product, subject to CTI’s determination of the appropriate shelf-life of the Product. Distributor shall not commingle the Product with any other item or product in Distributor’s custody or control. For so long as any the Product is in Distributor’s possession, Distributor shall store the Product in accordance with the requirements set forth in the Product package insert and FDA-approved labeling, including any requirements with respect to refrigeration.

2.4.2	Distributor shall not alter Product packaging without CTI’s prior written consent and shall not alter Product labeling except to add a prescription label to Product, as permitted by applicable law. Distributor shall at all times comply with the information and recommendations communicated by CTI in writing with respect to the storage, handling and shipment of the Product.

2.4.3	Distributor shall be responsible for all costs associated with storage, handling and shipment of Product from Distributor’s warehouse or other storage facility.

***	Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission. ***

2.5	Payment.

2.5.1	All amounts due to CTI under this Agreement are payable by check to CTI in United States funds. CTI shall invoice Distributor for all amounts due hereunder, and payment of the invoice shall be due, net of approved returns, thirty (30) days from the date of the invoice; provided, however, that Distributor will have sixty (60) days to pay the initial invoice for the first delivery of Product.

2.5.2	In the event that Distributor fails to pay such invoice in full within thirty (30) days, Distributor shall pay CTI late payment charges of one percent (1%) (or the maximum amount permissible under applicable law, if lower) on all unpaid amounts calculated from the end of that thirty (30) day period. The Parties agree that should any provision of this Section 2.5.2 violate any law, rule or regulation pertaining to usury or the contracting for or charging of interest, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied as a prepayment of future obligations due by Distributor to CTI.

2.5.3	The Parties agree that any discounts, rebates, incentives, or other reductions in price issued by CTI to Distributor under this Agreement may constitute a discount within the meaning of 42 U.S.C. §1320a-7b and the corresponding regulations. Distributor may have an obligation to disclose and reflect such discount to any state or federal program that provides cost or charge based reimbursement to Distributor for the items to which the discount applies. In order to assist Distributor’s compliance with any such obligations, CTI agrees that it shall fully and accurately report all discounts on the invoices, coupons or statements submitted to Distributor and inform Distributor of its obligations to report such discounts; or where the value of a discount is not known at the time of sale, CTI shall fully and accurately report the existence of the discount program on the invoices, coupons or statements submitted to Distributor, inform Distributor of its obligations to report such discounts, and when the value of the discount becomes known, provide Distributor with documentation of the calculation of the discount identifying the specific goods or services purchased to which the discount will be applied. It will be then Distributor’s sole responsibility to disclose or reflect such discounts to any state or federal program that provides reimbursement to Distributor. CTI shall also provide to Distributor any other information that Distributor may request that is necessary for it to obtain in order to comply with any such obligations, and CTI shall refrain from doing anything that would impede Distributor from meeting its obligations under this Section or applicable laws and regulations.

2.6	Product Delivery Device. Administration of the Product by a patient requires the use of a unique delivery device, which is the specific customized breath actuated delivery device used for administration of the Product that is dispensed pursuant to a physician’s prescription and that meets the requirements set out on the Product’s package insert as approved by the FDA and has been selected by the CTI (the “Delivery Device”).

2.6.1	Distributor shall enter into a separate supply agreement with the manufacturer of the Delivery Device, and Distributor shall order Delivery Devices from the manufacturer in such quantities as are necessary to meet the demand for the Delivery Device. Distributor and the Delivery Device manufacturer shall establish a mutually agreeable forecasting procedure as set forth in Section 2.2.3 above. The Parties agree to meet every twelve (12) months to review and discuss external factors that are affecting reimbursement of the Delivery Device.

2.6.2	Distributor acknowledges and agrees that each patient administering the Product requires two Delivery Devices. Distributor shall monitor its distribution of Product and establish a quality assurance program that will ensure each patient who receives the Product, directly or indirectly from Distributor, has at all times two Delivery Devices.

2.6.3	Distributor shall provide technical support for the Delivery Devices on an ongoing basis, to distribute maintenance parts per the Delivery Device manufacturer’s recommended schedule, and to ensure next day delivery of a replacement Delivery Device if a reported malfunction cannot be resolved.

2.6.4	Distributor shall not redistribute any Delivery Devices that have been returned to Distributor. The Delivery Device selected by CTI is approved for use for a thirty-six (36) month period at which time it must be replaced. Distributor shall establish a quality assurance program that will initiate such replacement on a timely basis for any current customers.

2.6.5	In the event that CTI approves the use of an alternative Delivery Device, CTI agrees to underwrite the costs of replacing all of the older Delivery Devices in use by Distributor’s customers with a new Delivery Device. (This does not include unused inventory of Delivery Devices that can be returned to the manufacturer for full credit). Distributor agrees to work in good faith to expeditiously deliver the replacement Delivery Devices and to secure return of the older Delivery Devices. The costs that will be reimbursed by CTI include the cost of acquiring the replacement Delivery Devices and the cost of shipping these Delivery Devices to Distributor’s customers. In addition, if there is an inventory of the older Delivery Devices on hand with Distributor and the Delivery Device manufacturer will not accept return for full credit of these Delivery Devices, CTI will reimburse Distributor for the costs of this existing inventory.

2.7	Wholesale Inquiries.

2.7.1	The Parties acknowledge and agree that they are entering into an arrangement whereby Distributor is providing retail pharmacy distribution services, not wholesale distribution services. As used herein, the Parties do not intend for the term “retail pharmacy” to have any specific legal definition under federal or state law.

2.7.2	In conjunction with the understanding of the Parties set forth in Section 2.7.1, Distributor shall, in a manner to be mutually agreed to by the Parties, forward to the wholesale pharmacy designated by CTI, all inquiries by potential wholesale customers regarding orders for the Product.

2.8	Returns and Recalls.

2.8.1	Returns. CTI will accept returns of Product as set out in the standard operating procedures, a copy of which will be provided to Distributor.

2.8.2	Recalls.

(a)	CTI shall promptly notify Distributor of any recalls of the Product initiated by CTI or required by the FDA. Upon receipt of notice of a recall from CTI, Distributor shall immediately notify the affected customers in accordance with product specific standard operating procedures as mutually agreed upon by Distributor and CTI. CTI shall provide Distributor with the form of letter to be used in connection with notice of any recall which shall contain the appropriate instructions as to whether the customer should return or dispose of the affected Product.

(b)	CTI shall be responsible for the mailing, shipping and reasonable administrative expenses incurred by Distributor in connection with the recall as well as the cost of replacement Product for customers, provided that the reason for the recall does not arise from (i) the gross negligence or intentional misconduct of Distributor or any of its agents or employees, or (ii) failure of Distributor to comply with the terms of this Agreement.

(c)	Distributor shall cooperate in any recalls by providing relevant Product tracking information to CTI.

(d)	Distributor shall maintain for three (3) years after termination or expiration of this Agreement such information as shall be reasonably required by CTI to effect a Product recall after termination or expiration of this Agreement, and shall make such information available to CTI, at CTI’s request, in the event of such a recall.

(e)	Distributor shall cooperate with CTI in investigating any Product failure that resulted in the need for a recall.

ARTICLE 3

SERVICES PROVIDED BY DISTRIBUTOR

3.1	Delivery and Distribution-Related Services.

3.1.1	Reimbursement Assessment. Distributor shall investigate a prospective patient’s ability to pay for the Product and Distributor shall make its own determinations as to those prospective patients to whom Distributor is willing to sell Product.

3.1.2	Dedicated Toll-Free Number. Distributor shall offer its own toll free phone number, 1-866-4PH-TEAM, where health care professionals in clinics, physician’s offices, infusion centers, or home care can: (i) identify whether prospective patients have insurance benefits for Product; (ii) coordinate timely delivery of Product and supplies; and (iii) arrange to have medication billed directly to a Patient’s (as that term is defined below) third party payor.

3.1.3	Dispensing and Delivery to Patients.

(a)	In-Network Provider.

(i)	If Distributor is an in-network provider for a potential patient’s payor, Distributor shall offer to serve the prospective patient directly through Distributor’s retail pharmacy program. If the prospective patient accepts Distributor’s offer to serve, the prospective patient becomes a Patient (as that term is defined below)). If the prospective patient does not accept Distributor’s offer to serve, such prospective patient shall be transferred to the administrator of CTI’s Call Center and Reimbursement Support Services program in accordance with the procedure set forth below in Section 3.1.3(b).

(ii)	In accordance with a physician’s prescription, Distributor shall dispense and deliver the Product and Delivery Device to patients located in the Territory who are referred to Distributor by their treating physician or provider (hospital, outpatient clinic, infusion center, etc.) or by a managed care entity (“Patients”).

(iii)	Distributor shall deliver the Product and Delivery Device via Fed Ex, UPS or other common carrier at its option,standard overnight delivery service (or another mutually agreed to delivery service) to Patients at their home, or to any other location at which the Patient will receive inhalation therapy, such as a hospital, clinic or infusion center, all as designated by such Patient. Distributor shall track each shipment of Product and Delivery Device to Patients and confirm receipt. Distributor shall use its best efforts to dispense Product such that Product having the earliest expiration date is shipped first from available inventory.

(iv)

Distributor shall be responsible for all billing and collection in connection with its sales of Product and the Delivery Device to Patients. Distributor shall obtain a Patient’s authorization for Distributor to directly bill the Patient’s insurance company, government payor or other third party payor and to have such benefit payments made directly to Distributor. Distributor shall use reasonable efforts to obtain reimbursement clearance, if necessary, for anticipated subsequent orders from a Patient prior to actual receipt of the subsequent order.

(v)	Distributor shall ensure that a licensed pharmacist or nurse, to the extent permitted by law, who is properly trained to answer Product-related questions or requests for emergency supplies of Product, is available by telephone, on a designated toll-free number, (i) from 8:00 a.m. to 8:00 p.m. Eastern Time, Monday through Friday, except Distributor holidays (which shall include New Year’s Day, Memorial Day, Independence Day (July 4), Labor Day, Thanksgiving Day, and Christmas Day), for routine calls, and (ii) twenty-four hours (24) per day for emergency calls. Distributor will not handle requests for clinical information outside of the scope of Distributor’s usual pharmacist or nurse counseling, which will be limited to information covered in the package insert. Request for medical information outside of the scope of Distributor’s usual pharmacist or nurse counseling will be transferred to CTI in accordance with standard operating procedures developed by CTI.

(vi)	Distributor shall be solely responsible for all costs associated with distribution and delivery of Products and Delivery Devices to the Patients.

(b)	Out-of-Network Provider.

(i)	If Distributor is not in-network due to either a closed network, lack of network affiliation, or requirements for an in-state provider, and the prospective patient wants to select Distributor, Distributor will explain the requirements for the restrictive distribution system for the Product to the prospective patient’s payor.

(ii)

If that payor refuses to allow Distributor to provide the Product, or if an in-state provider is required by the payor in a state where Distributor does not have a facility, then Distributor shall, within seventy-two (72) hours of receipt of an inquiry from a such a potential patient, refer such potential patient to the administrator of CTI’s Call Center and Reimbursement and Support Services program, as such administrator is identified on Schedule B, as such administrator may be changed from time to time. In the event that Distributor has to refer a potential patient to the administrator of CTI’s Call Center and Reimbursement Support Services program, Distributor shall, within forty-eight (48) hours after referring such patient, advise the health care professional or other individual who initiated the prescription, that the patient was referred to the administrator.

3.1.4	Retail Pharmacy Services. Distributor’s retail pharmacy services shall include the following:

(a)	Distribution services to Patients:

(i)	Obtaining the prescription.

(ii)	Filling the prescription and labeling medications in compliance with state and federal pharmacy laws and payor requirements.

(iii)	Shipping Product and the Delivery Devices to the administration site, and following up via the Fed Ex, UPS or other common carrier tracking system to confirm receipt.

(iv)	Providing health care professionals with information about procedures for Product administration and Delivery Device operation.

(v)	Providing information about the Product and Delivery Device for the Patients in compliance with federal and state regulatory requirements.

(vi)	Computerized next shipment scheduling capability for follow up doses and Product device maintenance parts per the schedule recommended by the manufacturer.

(vii)	Benefit investigation with primary and secondary insurance, including the collection of medical data for clearance and determination of coverage such as co-pay, co-insurance and allowable.

(viii)	Price negotiation with payor on individual patient basis and as in network provider.

(ix)	Pre-certification and pre-authorization of Patients.

(x)	Recertification and re-authorization of Patients.

(xi)	Billing assistance by contacting physicians in order to complete Distributor’s documentation and Letters of Medical Necessity on behalf of Patients.

(xii)	Financial counseling to Patients specific to reimbursement by third party payors and patient’s financial responsibility.

(xiii)	Distribution – dispensing; clinical counseling and inventory management.

(xiv)	Clinical resource – Patient education and training related to administration of Product in the home; operation of the Delivery Device.

(xv)	Claims reviews/tracking.

(xvi)	Appeals management.

(xvii)	Medical review documentation and process.

(xviii)	Management of preventative maintenance of designated Product delivery device.

(b)	Reimbursement support to Patients shall include:

(i)	Contracting with various third party payor groups (HMO, PPO, PBM, PPM, indemnity) to obtain in-network provider status.

(ii)	Monitoring Patients with closed networks or for whom Distributor is out-of-network and follow-up to attempt to become an in-network provider with these payors.

(iii)	Collaborate with CTI to achieve formulary status for Product and to gain network provider status to Distributor.

(iv)	Assisting Patients with at least two rounds of appeals to such Patients’ payors in the event that the payor denies a claim for reimbursement of the Product and/or the Delivery Device.

(v)	Initiating the collection of data required for Medicare and other government health benefit program documentation as determined to be necessary by CMS or another government agency.

(vi)	Payor policy research/information.

(vii)	Providing reasonable support to CTI’s efforts to add the Product to Medicaid formularies.

(viii)	Providing financial education for uninsured or underinsured related to alternatives for reimbursement.

(ix)	Investigating state (Medicaid) and federal (Medicare) programs for uninsured and underinsured.

(x)	Providing resources to patients for patient initiated patient assistance programs such as A.C.C.E.S.S. and CTI sponsored programs.

3.1.5	Coverage Support. Distributor shall use reasonable efforts to attempt to obtain coverage for all requests for the Product and the Delivery Device. Distributor shall also use reasonable efforts to attempt to obtain favorable reimbursement allowable amounts from payors for the Product and the Delivery Device.

3.1.6	Billing and Collection. Distributor shall be responsible for all billing and collection in connection with its sales of Product to Patients.

3.2	Data and Reports.

3.2.1	CTI has a need for data regarding the use of the Product. To obtain such data, Distributor shall maintain, in a database (the “Database”), information for each Patient and each order as set out on Schedule C. Schedule C may be amended only by mutual consent of the Parties. The redacted information contained in the Database is the property of CTI and Distributor jointly and severally, and is subject to the confidentiality provisions set forth in Article 5. Upon the termination or expiration of this Agreement, Distributor shall provide CTI with a copy of the Database (as well as all of the information contained therein), in a format to be mutually agreed upon by the Parties.

3.2.2	As permitted by law, Distributor shall generate from the Database and furnish to CTI the reports set out on Schedule C at a mutually agreed upon frequency. The reports shall identify Patients only by number and not by name, and will otherwise be privacy compliant (with the Health Insurance Portability and Accountability Act of 1996, and the regulations promulgated thereunder) via an encrypted data line maintained at CTI’s cost. The Parties shall agree, as soon as reasonably possible after execution of this Agreement, on the format of the reports, which shall include all of the data elements listed on Schedule C.

3.2.3	As information on use of the Product by Patients is not readily available from other commercial sources, Distributor has agreed to maintain the Database and generate the accompanying data reports as a service to CTI. The Parties acknowledge that the services performed by Distributor pursuant to this Section 3.2 are not regularly performed by a retail pharmacy; therefore, CTI agrees to compensate Distributor for such services, which compensation, as more fully set forth in Schedule D, has been determined to be fair market value.

3.3

Persistence and Compliance. Distributor shall develop a persistence and compliance program for Patients that includes (i) patient monitoring, education and management to assure compliance to the Product’s package insert, and (ii) managing programs resulting in premature discontinuation of the Product. The persistence and compliance program will be co-developed and co-owned by CTI and Distributor and may include compliance risk assessment and additional follow up visits by clinical staff as mutually agreed by CTI and Distributor. Fees for establishing and operating a persistence and compliance program are set out in Schedule D.

3.4	Fees.

3.4.1	CTI will pay Distributor a one-time start-up fee as stated in Schedule D within two weeks of signing this Agreement in order to cover start-up IT costs, training, travel, and program establishment; provided, however, that Distributor has provided to CTI the substantiation and documentation regarding these services as required pursuant to Section 3.4.2.

3.4.2	For the services provided by Distributor to CTI pursuant to Sections 3.2 (Data and Reports) and 3.3 (Persistence and Compliance), CTI will pay Distributor fees in the amount set out on Schedule D. The Parties acknowledge and agree that the compensation set forth in Schedule D represents the fair market value of the services being provided by Distributor to CTI, has been negotiated in an arm’s-length transaction and has not been determined in a manner which takes into account the volume or value of referrals or business, if any, that may otherwise be generated between the Parties. Distributor shall provide to CTI, in a manner agreed upon by the Parties, suitable substantiation and documentation regarding the nature, scope and valuation of the services provided.

3.4.3	Distributor shall bill CTI monthly for all fees calculated in accordance with Schedule D. All billed amounts are due within thirty (30) days of the date of invoice.

3.4.4	Except for the fees otherwise expressly set forth in Schedule D, Distributor shall be responsible for all costs and expenses associated with fulfilling Distributor’s obligations under this Agreement.

3.4.5	The Parties agree to meet every twelve (12) months and to review the fees paid by CTI for the services set out herein, but in no event will the fees set forth in this Section 3.4 be renegotiated more than once in the twelve (12) month period following a previous renegotiation. Notwithstanding the general intention to meet every twelve months to review fees, CTI agrees to meet at any time upon the reasonable request by Distributor should Medicare or other reimbursement fail to meet expected margins.

ARTICLE 4

TERM AND TERMINATION

4.1	Term.

4.1.1	Term. Unless otherwise terminated pursuant to Section 4.2, this Agreement shall be for an initial term of two (2) years (the “Initial Term”).

4.1.2	Renewal. This Agreement shall automatically renew at the expiration of the Initial Term for an additional period of one year and shall thereafter automatically renew from year to year for additional one-year periods, unless either Party shall give written notice of cancellation to the other Party at least ninety (90) days prior to the end of the Initial Term or the expiration of any renewal term thereafter.

4.2	Termination.

4.2.1	Either Party may terminate this Agreement for any reason, at any time upon one hundred eighty (180) days prior written notice.

4.2.2	Either Party may terminate this Agreement (i) for a material breach by the other Party upon thirty (30) days’ prior written notice unless the breaching Party cures the breach within such thirty (30) day period; (ii) immediately in the event of any proceedings, voluntary or involuntary, in bankruptcy or insolvency, are commenced by or against the other Party, or a receiver is appointed for the other Party with or without such other Party’s consent; (iii) immediately in the event a Party is excluded or suspended from the Medicare program, any Medicaid program or any other state or federal health program; or (iv) immediately in the event Distributor loses any of its pharmacy licenses that would materially affect Distributor’s ability to fulfill its obligations under this Agreement.

4.2.3	Upon receipt or delivery of a termination notice or ninety (90) days prior to the expiration of this Agreement at the end of the Initial Term or any renewal term thereafter, as applicable, the Parties shall begin to transition distribution of Product for Distributor’s customers to a party to be designated by CTI. Transition of distribution under this Section shall mean the following:

(a)	Distributor shall transfer a copy of the customer information including prescription files, to the designated distributor, provided, that if applicable patient confidentiality laws prohibit transfer of the customer’s name to the designated distributor, Distributor shall seek patient consent to transfer and Distributor shall transfer such customer information using customer numbers instead of names at no charge. CTI will work with the designated distributor to provide notice to customers of the change in distributor.

(b)	Distributor’s obligation to order additional product shall cease and CTI shall repurchase any Product held in inventory by Distributor on the effective date of termination at the price paid for the Product by Distributor. All such inventory shall be returned to CTI at CTI’s cost.

4.2.4	In addition to those provisions that survive termination or expiration of this Agreement by their express terms, Articles 5 (Confidentiality), 7 (Indemnification), 10 (Records) and 11 (Government Related Activities), as well as Section 2.8.2 (Recalls) shall survive termination or expiration of this Agreement.

4.2.5	Termination of this Agreement shall not relieve either Party from any liability or obligation it had incurred prior to the date of such termination including, but not limited to, obligations to pay any outstanding amounts due pursuant to this Agreement and to accept returns of the Product in accordance with the provisions of this Agreement.

4.2.6	In the event of termination of this Agreement, Distributor shall cause the inventory of the Product then in Distributor’s possession to be returned to CTI, at CTI’s cost. Each unit of the Product returned to CTI shall be credited in full payment for the amount due from Distributor for that unit, except any units which are destroyed or damaged for which Distributor shall bear the risk of loss in accordance with Section 2.3. To the extent the amount credited to Distributor pursuant to this Section exceeds the amount owed by Distributor to CTI at such time, such excess shall be promptly paid by CTI to Distributor. CTI will also promptly pay Distributor for any previous credits owing for returned Product.

ARTICLE 5

CONFIDENTIALITY

5.1	Confidential Information. Each Party acknowledges that as a result of this Agreement it may learn and have access to trade secrets and other confidential and proprietary information of the other Party through employees, representatives and/or agents acting on behalf of or subcontracted to either Party (collectively the “Representatives”), including without limitation, financial information, information regarding business practices and techniques, and systems and technology information, or any information identified as confidential in writing by either Party (the “Confidential Information”). CTI acknowledges and agrees that all information and materials related to Distributor’s computer system shall constitute Confidential Information. For purposes of this Agreement, Confidential Information shall not include information disclosed by one Party to the other Party to the extent that such information can be proven by written evidence: (i) to be in the public domain or generally available in the industry in which the disclosing Party engages in business without any violation of this Agreement by the other Party; (ii) is already legally known to the other Party at the time of its disclosure by the disclosing Party; (iii) becomes known to the other Party from a third party without any obligation of confidentiality or limitation on use; or (iv) is independently developed by the other Party prior to the date of its disclosure. The specific material terms of this Agreement shall be deemed to be the Confidential Information of each Party. Confidential Information shall not be deemed to be in the public domain or publicly known or in the receiving Party’s possession because it is embraced by more general information in the receiving Party’s possession or because it is embraced in general terms in publications.

5.2

Confidentiality Obligations. Neither Party shall, directly or indirectly, at any time: (i) disclose to any third person or entity any Confidential Information of the other Party (whether learned before or after the date of this Agreement), or (ii) use, or permit or assist any third person or entity to use, any such Confidential Information, excepting only: (1)

disclosures required by law, rule, regulation or order, as reasonably determined by the disclosing Party or its legal counsel, (2) disclosures on a confidential basis to authorized agents, including but not limited to accountants, consultants and attorneys, of the disclosing Party, and (3) disclosures on a confidential basis to directors, officers, employees, and agents of, or potential investors in or acquirors of, that Party who have a reasonable need to know such Confidential Information in the normal course of business of that Party or any of that Party’s Affiliates (as such term is defined in Section 12.7.3).

5.3	Survival of Confidentiality Obligations. The obligations of confidentiality hereunder shall survive the termination of this Agreement for a period of three (3) years. Upon termination of this Agreement (for any reason) or upon the other Party’s request at any time, each Party shall promptly: (i) return to the other Party all documentation and other materials containing any Confidential Information of the other Party; or (ii) with the other Party’s consent, which consent will not be unreasonably withheld, certify to the other Party, pursuant to a certificate in form and substance reasonably satisfactory to the other Party, as to the destruction of all such documentation and other materials.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1	Representation and Warranties of Distributor.

6.1.1	In performing its obligations under this Agreement, Distributor represents and warrants that it shall comply with all applicable federal, state and local laws as well as all applicable professional and industry standards and good business practices pertaining to retail pharmacies.

6.1.2	Distributor represents and warrants that it is currently eligible to participate as a provider in the Medicaid program in the Territory, except as set forth in Schedule E.

6.1.3	Distributor represents and warrants that it shall not take any action that would materially adversely affect its standing or that of CTI in the industry or with respect to the Product’s customer base or that would undermine the image of Product. Should such an action take place, CTI has the right to consider the action a material breach.

6.1.4	Distributor represents and warrants that it shall not counter detail against CTI with respect to other products marketed and sold by Distributor.

6.1.5	Distributor represents and warrants that it now has, and shall maintain in full force during the Initial Term and all renewal terms thereafter, all federal and state retail pharmacy and other licenses or approvals required of Distributor to fulfill its obligations under this Agreement. Distributor shall immediately notify CTI of any action taken against such licenses and approvals, which might affect the ability of Distributor to meet its obligations under this Agreement.

6.1.6	Distributor represents and warrants that it shall promote, market and represent the Product at all times in a manner that is consistent with and in accordance with the Product’s approved indication, and that is permitted by all applicable laws. Distributor further represents and warrants that it shall distribute the Product (including distributing samples) in accordance with the Prescription Drug Marketing Act as amended from time to time, and any regulations promulgated thereunder.

6.1.7	Distributor represents and warrants that it shall not use the trademarks or trade names of CTI except to the extent provided in Article 8.

6.1.8	Distributor represents that it has the authority to enter into this Agreement and that its execution of this Agreement and its performance of its obligations hereunder will not conflict with and is not prohibited by any other agreement to which Distributor is a party.

6.2	Representations and Warranties of CTI.

6.2.1	CTI represents and warrants that it shall be responsible for testing Product and ensuring that Product complies, when shipped to Distributor, with all applicable laws, regulations, directives and requirements of the FDA, including without limitation, packaging and labeling requirements, product warning requirements, product design and safety requirements and advertising requirements.

6.2.2	CTI represents and warrants that it shall not use the trademark or trade names of Distributor except to the extent necessary for activities contemplated under this Agreement.

6.2.3	CTI represents and warrants that, as of the date of shipment to Distributor, the Product will conform to specifications, will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and will not be articles which may not, under the provisions of the Act, be introduced into interstate commerce.

6.2.4	CTI represents and warrants that it has the authority to enter into this Agreement and that its execution of this Agreement and its performance of its obligations hereunder will not conflict with and is not prohibited by any other Agreement to which CTI is a party.

ARTICLE 7

INDEMNIFICATION

7.1

Rights to Indemnification. Each Party shall at all times during the Initial Term, all renewal terms and thereafter (the “Indemnifying Party”) defend, indemnify and hold the other Party and its officers, directors, agents and employees (the “Indemnified Party”) harmless from all losses (including claims for injuries to employees of either Party), expenses, attorneys’ fees, damages, claims and judgments resulting from (i) the

Indemnifying Party’s breach of the terms of this Agreement; (ii) the negligent acts or omissions or wrongful acts of the Indemnifying Party, its agents or employees; or (iii) any misrepresentation or breach of any representation or warranty made herein by the Indemnifying Party. In no event shall an Indemnifying Party be liable for loss of profit or any other incidental or consequential damages of the other Indemnified Party

7.2	Indemnification Process. The Indemnified Party shall give prompt notice of the claim to the Indemnifying Party and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control any litigation relating to such claim and disposition of any such claim, provided that the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to the parties being indemnified under this Section 7 and the Indemnifying Party shall not settle or otherwise resolve any claim without prior notice to the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party in its defense of any claim for which indemnification is sought hereunder.

ARTICLE 8

INSURANCE

8.1	Insurance Coverage. Each Party shall obtain and maintain in full force and effect the following insurance during the Initial Term and all renewal terms thereafter:

8.1.1	During the Initial Term and any renewal terms thereafter, Distributor shall at its cost and expense obtain and maintain commercial general liability insurance, including products and completed operations coverage, with coverage limits of not less than [***] per occurrence and [***] in the aggregate, and shall not cancel the insurance or reduce the coverage without giving at least thirty (30) prior written notice to CTI. In the event that the insurance policy referenced in this Section 8.1.1 is canceled, terminated or is subject to a reduction of its limits by the insurer, Distributor shall cause the insurer to notify CTI, or if the insurer refuses to notify CTI, then Distributor shall so notify CTI, in writing in accordance with Section 12.8, of such cancellation, termination or reduction at least thirty (30) days prior to the cancellation, termination or reduction of coverage. In the event of cancellation or termination of the coverage described herein, Distributor shall immediately obtain substitute or replacement coverage.

8.1.2	During the Initial Term and any renewal terms thereafter, CTI shall at its cost and expense obtain and maintain general public liability, products liability and property damage insurance with limits of not less than [***] per occurrence and [***] in the aggregate, and shall not cancel the insurance or reduce the coverage without giving at least thirty (30) prior written notice to Distributor. In the event that the insurance policy referenced in this Section 8.1.2 is canceled, terminated or is subject to a reduction of its limits by the insurer, CTI shall cause the insurer to notify Distributor, or if the insurer refuses to notify Distributor, then CTI shall so notify Distributor, in writing in accordance with

***	Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission. ***

Section 12.8, of such cancellation, termination or reduction at least thirty (30) days prior to the cancellation, termination or reduction of coverage. In the event of cancellation or termination of the coverage described herein, CTI shall immediately obtain substitute or replacement coverage.

8.1.3	Each Party shall furnish certificates of insurance for all of the above noted policies and required additional insured status to the other Party as soon as practicable after the Effective Date of the Agreement and upon renewal of any such policies.

8.2	Claims-Made Insurance Policies. In the event that any of the required policies of insurance are written on a claims-made basis, then such policies shall be maintained during the Initial Term, all renewal terms and for a period of not less than five (5) years following the termination or expiration of this Agreement.

8.3	Additional Insureds. Notwithstanding anything contained in this Section 8 to the contrary, each Party shall be named as additional insureds under the insurance policies of the other Party as set forth in this Agreement. Such insurance shall be primary with respect both to any insurance issued to the other Party and to any self-insured amount retained by the other Party for the additional insureds’ liability for damage arising out of those products and completed operations for which they have been added as additional insureds.

8.4	Insurance Company Rating. Each insurance policy that is required under this Section 8 shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

ARTICLE 9

TRADE NAMES AND TRADEMARKS

9.1	Non-Exclusive License. CTI grants Distributor a non-exclusive license to use during the Initial Term and any renewal term thereafter, in connection with distribution of the Product, the various trade names, trademarks, service marks and those other word and design marks that CTI associates with the Product (the “Trade Names”). Distributor acknowledges that CTI is the exclusive owner of the Trade Names, and that all goodwill associated with such is the property of and shall inure to the benefit of CTI.

9.2	Use of Trade Names. Distributor agrees that CTI has the right to control the use or display of the Trade Names by Distributor. This non-exclusive license is a limited license and may be terminated at any time by CTI. Distributor shall discontinue the display or use of any Trade Name, or change the manner in which any such Trade Name is displayed or used, upon request by CTI. Distributor further agrees that:

9.2.1	No Trade Name shall be used by Distributor in such a manner that it may reasonably be expected to become a generic word, causing a loss of its protected status as such.

9.2.2	Distributor shall not use the Trade Names, or any variant thereof, as the whole or any part of its title or the name of its business, except upon CTI’s express written consent to such use.

9.2.3	Distributor shall not use the Trade Names in any manner in connection with an effort to sell goods of others, whether or not such goods are competitive with the Product.

9.2.4	Distributor shall not use, or allow the use of, any name or mark which is likely to cause confusion, mistake or deception with respect to any of the Trade Names.

9.2.5	Distributor shall not assert, acquire or attempt to acquire any rights or interests in or to, or contest or assist others in contesting, the Trade Names.

9.3	Termination of License. Upon termination of this Agreement, Distributor shall discontinue any and all use of the Trade Names and any other identification with CTI and shall avoid any statement or implication that it is a distributor of the Product.

ARTICLE 10

RECORDS

10.1	Distributor’s Books and Records.

10.1.1	Distributor shall at all times keep and maintain accurate records relating to the services provided pursuant to this Agreement. Distributor shall maintain records and books of account, in the form of computer data or otherwise, which will identify Distributor’s inventory of the Product, each sale and shipment of the Product by Distributor (showing recipient’s name, amount of drug dispensed, and charges for said drug), and all revenue collected from the sale and distribution of the Product by Distributor properly applied to and against the invoices for the Product generated by Distributor. In addition to these records, Distributor shall generate such distribution, sales, customer, account and financial reports, including records necessary to monitor shelf life and trace shipments and such other data and information. Distributor agrees that on a monthly basis, it will furnish CTI with an accounting of all the Product received, all the Product shipped and all bills submitted and all revenues collected in connection with the Product sold and distributed, by Distributor during the month.

10.1.2	Upon termination or expiration of this Agreement, Distributor shall promptly provide CTI with a final accounting of units of the Product held in inventory at the Distributor’s warehouses and other storage facilities as of the date of termination or expiration, units shipped, billings, collections and such other information contained in Distributor’s accounting records as is requested by CTI. A copy of all computer and other records concerning the Product, including the accounting records, maintained by Distributor shall be provided to CTI; however, Distributor shall maintain the original of said records. This provision shall survive termination of this Agreement.

10.2	Access to Distributor’s Computer System. Distributor shall establish a separate computer data base for demographic, account and customer information regarding the Product within Distributor’s computer system, or any successor hardware. CTI shall be given direct inquiry (read only) access to the computer data base for the Product maintained within Distributor’s computer system; provided, however, that CTI shall be responsible for obtaining at its cost all compatible terminal hardware, modems, telephone access lines, and all other hardware and materials necessary to access Distributor’s computer system. Distributor shall also have full access to this data base. Distributor will make available to CTI the necessary phone numbers, access codes and passwords which shall provide CTI with direct inquiry access solely to the Distributor computer data base concerning the Product. CTI shall be responsible for all long distance charges incurred by CTI in using dial access to Distributor’s computer system. CTI acknowledges that the entry of data and information into the computer data base may be delayed, however, Distributor will make reasonable efforts to ensure that the information is current and will promptly notify CTI if the information in the data base is not current.

10.3	Product Complaint Files. Distributor shall maintain complaint files for the Product and shall promptly provide to CTI written notice of any complaints (and will provide copies of any written complaints) received by Distributor with respect to the Product. Distributor shall have responsibility for responding to all complaints, and for promptly providing CTI with a copy of any responses to complaints relating to the Product including but not limited to complaints from competitors regarding promotional activities by Distributor.

10.4	Adverse Event Reporting.

10.4.1	In accordance with a mutually agreed upon standard operating procedure, Distributor shall record and promptly report to CTI any Adverse Event (as such definition is set forth in 21 C.F.R. § 314.80, as amended), Product quality issues or other any other issues involving the Product that come to the attention of Distributor.

10.4.2	Distributor shall maintain, during the Initial Term, all renewal terms thereafter and for two (2) years after termination or expiration of this Agreement, such information as shall be reasonably required by CTI to investigate an Adverse Event or other issue involving the Product. Distributor shall make such information available to CTI, at CTI’s request, in the event of such Adverse Event or other issue.

10.4.3	Distributor shall cooperate with CTI in investigating any Adverse Event or other issue involving the Product

10.5

Inspections and Audits. During the Initial Term, any renewal term and for a period of one year thereafter, CTI or its designee shall have the right during normal business hours, upon two (2) business days prior written notice to Distributor, to: (i) conduct a physical inspection of such parts of Distributor’s warehouses and other storage facilities that relate to Product stored and warehoused at Distributor’s warehouses and other storage facilities under this Agreement; and (ii) review and audit Distributor’s business and financial books and records related to its storage, distribution and sale of the Product or payments due hereunder; provided, however, that CTI’s right to perform any such audits shall occur no more frequently than once per calendar year. Upon receipt of such notice, Distributor shall make its records and other information relevant to this Agreement available for audit and inspection in a manner satisfactory to CTI.

10.6	Government Access. To the extent required by Section 1861(b)(1)(I) of the Social Security Act, Distributor shall, upon proper request, allow the United States Department of Health and Human Services, the Comptroller General of the United States and their duly authorized representatives, access to this Agreement and to all books, documents and records necessary to verify the nature and extent of the costs of the services provided by Distributor under this Agreement at any time during the Initial Term or any renewal term thereafter, and for an additional period of four (4) years following the last date services are furnished under this Agreement.

ARTICLE 11

GOVERNMENT-RELATED ACTIVITIES

11.1	Regulatory Filings. Distributor shall provide to CTI all documents and information requested by CTI in support of CTI’s regulatory filings.

11.2	Notice of Government Inquiry. Distributor shall notify CTI within twenty-four (24) hours of receipt, and provide a copy thereof, of any notice of any FDA or other governmental authority inspection, investigation or other inquiry, or other material governmental notice or communication (collectively, an “Inquiry”) including but not limited to an Inquiry (i) relating to the manufacture, sale, marketing, promotion, storage, distribution, transportation or use of the Product; or (ii) that may be deemed to have regulatory implications that could reasonably be expected to have a material affect on Distributor’s ability to distribute the Product.

11.2.1	The Parties shall cooperate with each other during any such inspection, investigation or other inquiry. To the extent any governmental authority conducts an inspection of Distributor’s warehouses and other storage facilities; CTI shall have the right to have an employee present, if allowed by law.

11.2.2	Distributor shall discuss with CTI any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and shall allow CTI an opportunity to comment upon any proposed response before it is made.

11.3	Government Correspondence. Distributor shall provide CTI with copies of all correspondence (including any attachments, exhibits or supplemental information submitted with such correspondence) received by it from, or filed by it with, any governmental authority to the extent pertaining to the Product or the labeling, packaging, storage, transportation, distribution, promotion, advertisement, marketing or sale by Distributor of the Product.

11.4	Additional Inquiries. To the extent not already addressed in this Section 11, Distributor shall provide to CTI, at CTI’s request, any information in connection with (i) CTI investigations relating to recalled or returned Product, or (ii) any requests or investigations by or filings with governmental bodies, including the FDA. Distributor shall respond within two (2) business days to any reasonable requests for information by CTI.

ARTICLE 12

MISCELLANEOUS

12.1	Independent Contractor Status. The relationship of the Parties is that of independent contractors, and neither Party shall incur any debts or make any commitments for the other Party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or shall be construed as creating between the Parties the relationship of joint venturers, co-partners, employer/employee or principal and agent.

12.2	Publicity. Neither Party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other Party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the Party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

12.3	Dispute Resolution. The Parties agree to use good faith efforts to resolve all disputes within sixty (60) days of written notice that such a dispute exists. If the matter has not been resolved within such sixty (60) day period, such dispute shall be submitted to binding arbitration by the American Health Lawyers Association’s Alternative Dispute Resolution Service. Any such arbitration proceedings shall occur in San Francisco, California if initiated by Distributor or Orlando, Florida if initiated by CTI, or in such place as mutually agreed to by the Parties, and the arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall issue a written, reasoned decision setting forth the basis of the award, including findings of fact and conclusions of law. Each Party shall pay all of its associated costs, expenses and attorney’s fees. The Parties shall share equally the cost of the arbitrator and any advisors that the Parties agree to employ for the benefit of the arbitrator. In no event shall any arbitration proceeding initiated pursuant to this Section 12.3 extend beyond one hundred eighty (180) days from the date the arbitration is initiated.

12.4	Remedies Cumulative; Injunctive Relief.

12.4.1	The remedies provided herein shall be cumulative and shall not preclude any Party from asserting any other rights or seeking any other remedies against the other Party, or such other Party’s successors or permitted assigns, pursuant to this Agreement, as provided under other agreements and as provided by law.

12.4.2	Each Party acknowledges that the obligations, covenants and undertakings to which it has agreed, and the services it furnishes hereunder, are unique and of extraordinary value, and that a breach of this Agreement by either Party would cause the other Party irreparable damage. Accordingly, in the event of any such breach or threatened breach by one Party, the other Party shall, in addition to its remedies at law, have the right to pursue injunctive relief, including temporary, preliminary and permanent injunctions, to prevent the other Party’s violation of this Agreement.

12.5	Service to Other Businesses. CTI acknowledges that Distributor offers its services to other businesses, and CTI agrees that no provision contained herein shall restrict or prohibit Distributor from providing services to others in addition to CTI as long as the performance of said services does not violate the Distributor’s representations or warranties pursuant to Section 6.1, or interfere with the performance of Distributor’s obligations hereunder.

12.6	Additional Ancillary Agreements. The Parties agree to execute any additional agreements and documents necessary for the Parties to perform the services under this Agreement, including, but not limited to, a business associate agreement as required under the Health Insurance Portability and Accountability Act of 1996.

12.7	Assignment.

12.7.1	Except as set forth herein, neither Party shall have the right to assign this Agreement, or any of such Party’s rights or obligations under this Agreement, without the prior written consent of the other Party (such consent shall not be reasonably withheld), provided, however, that either Party may assign its rights under this Agreement, without consent, to (a) any parent, subsidiary or Affiliate (as defined below), or (ii) any successor to all or substantially all of its assets or business.

12.7.2	Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their successors, administrators, trustees and permitted assigns.

12.7.3	For purposes of this Agreement, the term “Affiliate” shall include any corporation, firm, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with such party and the term “control” shall mean direct or indirect ownership of fifty percent (50%) or greater of the equity having the power to vote on or direct the affairs of the entity.

12.8	Notices.

12.8.1

Any notice required to be given under this Agreement shall be in writing and shall be deemed to have been validly served, given or delivered (i) three (3) business days after deposit in the U.S. mail, with proper postage prepaid, (ii) one (1) business day after deposit with a reputable overnight carrier with all charges prepaid, or (iii) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the Party to be notified and sent to the Parties at the following addresses:

If to CTI:	5000 Shoreline Court, Suite 101
South San Francisco, California 94080
Fax: (650) 808-6899
Attention: President and Chief Business Officer

with a copy to:

Epstein Becker & Green, P.C.	Gunderson, Detmer
1227 25th Street, N.W., 7th Floor	155 Constitution Drive
Washington, D.C. 20037	Menlo Park, CA 94025
Attention: Lynn Shapiro Snyder	Attention: Kevin Lucas
Fax: (202) 296-2882	Fax: (650) 321-2800

If to Distributor:	Priority Healthcare Corporation
250 Technology Park
Lake Mary, FL 32746
Attn: Rebecca Shanahan, Executive Vice President

12.8.2	Each Party may designate by notice in writing a different person, or new address, to which any notice, demand, request, consent, report, approval or other communication may thereafter be given, served or sent.

12.9	Accreditation Standards. In the performance of this Agreement the Parties shall conform to the policies, standards and requirements of JCAHO or other nationally recognized accrediting agency, to the extent applicable.

12.10	Non-Hire Solicitation. Each Party agrees that during the Initial Term, any renewal term thereafter, and for a period of one year after the effective termination date of this Agreement, it shall not, without the other Party’s written consent, employ or retain on an independent contracting basis any person who was, at any time during the immediately preceding twelve (12) month period, employed by the other Party or any of its Affiliates.

12.11	Severability. If any one or more of the provisions of this Agreement shall for any reason be held illegal or invalid, such illegality or invalidity shall not affect any other provision of this Agreement and this Agreement shall be enforced as if such illegal or invalid provision had not been contained herein.

12.12	Section Headings. The Section headings provided herein are for convenience only and shall have no force or effect upon the construction or interpretation of any provision in this Agreement.

12.13	Waiver. No waiver of the breach of any provision of this Agreement shall be deemed a waiver of any other breach of or default under the same or any other provision hereof, nor will any waiver constitute a continuing waiver. No term or provision of this Agreement shall be waived except by a written instrument executed by a duly authorized officer of the waiving Party and no course of dealing, act or omission to act shall operate as a waiver of any right, power or privilege granted to a Party hereunder.

12.14	Force Majeure. If the performance of any part of this Agreement by either Party shall be prevented, restricted, interfered with or affected for any length of time by fire or other casualty, government restrictions, war, riots, strikes or labor disputes, lock out, transportation delays, acts of God, or any other causes which are beyond the reasonable control of such Party, such Party shall not be responsible for delay or failure of performance of this Agreement for such length of time, provided, however, that the obligation of one Party to pay amounts due to the other Party shall not be subject to the provisions of this Section. However, the affected Party shall use diligent efforts to overcome any such event, and if any such event continues for more than thirty (30) days, the other Party may terminate the Agreement upon written notice.

12.15	Amendments. No amendment to this Agreement shall be binding upon either Party unless set forth in a writing or confirmation signed by both Parties. No course of prior dealing or course of performance shall be used to modify, supplement or explain any terms of this Agreement.

12.16	Joint Preparation. Each Party to this Agreement (i) has participated in the preparation of this Agreement; (ii) has read and understands this Agreement; and (iii) has been represented by counsel of its own choice in the negotiation and preparation of this Agreement. Each Party represents that this Agreement is executed voluntarily and should not be construed against any Party hereto solely because it drafted all or a portion hereof.

12.17	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all the Parties. The Parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a Party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

12.18	Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supercedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

INTENDING TO BE BOUND, the Parties have executed this Agreement on the date(s) set forth below.

COTHERIX, INC.		PRIORITY HEALTHCARE CORPORATION

By:	/s/ THOMAS FELDMAN	By:	/s/ STEVE SAFT
Title:	President	Title:	Chief Financial Officer
Date:	2-17-2005	Date:	2-18-2005

Signature Page of Distribution Agreement

SCHEDULE A

PRODUCT DESCRIPTION AND

PURCHASE PRICE

Ventavis (iloprost) Inhalation Solution is supplied in clear glass single-use ampules (20 mcg iloprost per 2 mL ampule, NDC 10148-101-00). The Wholesale Acquisition Cost (WAC) per single-use ampule is [***]. Ventavis is packaged in 30 ampule cartons ([***] WAC per carton of 30 ampules, NDC 10148-101-30) and 100 ampule cartons ([***] WAC per carton of 100 ampules, NDC 10148-101-01).

***	Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission. ***

SCHEDULE B

ADMINISTRATOR OF CTI’S CALL CENTER AND

REIMBURSEMENT SUPPORT SERVICES PROGRAM

Accredo Health Group, Inc.

SCHEDULE C

DATA ELEMENTS

Data Elements – to be tracked and shared unless HIPAA prohibitive.

Note: Certain elements will be included on referral form, but may not be provided by physician or patient.

Service Branch

Report Date

Time Span of Report

RxHome Number

Patient Date of Birth or age

Prescription Date (first prescription)

Patient Zip Code

Patient Sex

Patient Height

Patient Dosing Weight

Referral Date

Patient status – naïve, Ventavis added to another PAH therapy (oral, IV, subcu), PAH therapy transition (from oral, IV, subcutaneous)

Date of patient diagnosis

Patient Age at Dx

Patient Six Minute Walk upon referral

Patient NYHA Class upon referral

Initial shipment date

Quantity ordered

Prescription dose (1 ml or 2 ml)

Number of days supplied

Device type shipped

Device supply shipment date

Replacement device shipment date

Primary ICD-9 Code

Type of PAH – IPAH/APAH/FPAH

Patient employment status (N, Part-Time, Full-Time)

Secondary ICD-9 Code

Tertiary ICD-9 Code

Prescribed dose

Frequency of medication administration

Average frequency of administration (ampules per day)

Date of last insurance verification

Ventavis Coverage – PBM, Major Medical

Deductible

Amount billed for Product

Amount collected or reimbursed

Co-pay

Calculated re-order date

Date of most recent shipment

Quantity of most recent shipment

Patient inventory remaining

Date of last inventory assessment

Physician RxHome Number

Physician Last Name

Physician First Name

Physician Institution

Physician Address

Physician Specialty

Product Name, code, unit size

Insurance Coverage

Insurance Cap

Primary Carrier Plan Type

Secondary Carrier Plan Type

Referral Status w/ dates and reason:

-	Active enrolled
-	Pending
-	Unable to get clearance
-	Transferred to Accredo
-	Transferred to TheraCom
-	Discontinued—due to adverse events, reimbursement/cost, death, clinical trial, transplant, lifestyle impact, lack of improvement, clinical improvement, other, transition to oral, IV, subcutaneous

Initiation training conducted by specialty pharmacy or nurse coordinator

Site of initiation—home or office

Call Center:

Calls received

Calls transferred out

- To Medcomm

- To CoTherix

Calls serviced by type:

-	Patient initiation
-	Patient refill
-	Reimbursement support
-	Prodose service/use
-	Side effect report
-	Quality concern
-	Medical information
-	Other

Calls serviced by caller type:

-	patient
-	physician
-	sales rep
-	case manager or other payer representative

Warm transfers

-	To Accredo
-	To Theracom
-	To Respironics
-	To MedComm
-	To CoTherix
-	Other

Average time to answer (seconds)

Average time to abandon

Maximum time to abandon

Total # of abandons

Average duration of call

Total system downtime

Maximum individual event system downtime

By month broken down by 1 ml and 2 ml

# Amps shipped

% total amps shipped (cumulative to this point per year)

# patients ordering

Average order size

Average ampule consumption/patient/day

Accredo Inventory count on hand at start of period

Average patient use/month (based on last month)

Inventory days on hand

Purchasing request

Adjusted inventory

Adjusted inventory days on hand

Reimbursement specific data

Total # MCO Contracts

#MCO Contracts w/ Ventavis included

#MCO Contracts w/ Ventavis not included

Name and # of payers not covering Ventavis

Avg length of time to complete insurance verification

Max length of time to complete insurance verification

Avg length of time to refer to PAP

Max length of time to refer to PAP

Time to insurance verification

Time to PAP referral

Device related data

# Prodoses distributed to new patients

# I-NEBs distributed to new patients

# Prodoses returned

# I-NEBs returned

# Prodoses replacement devices shipped

# I-NEB replacement devices shipped

SCHEDULE D

FEES

1.	[***] per patient for each patient not accepted by Distributor due to reimbursement problems and triaged back to CTI or another provider.
2.	[***] per patient per month for data reporting to CTI by Distributor.
3.	[***] per patient per month for operation of the persistency and compliance program referenced in Section 3.3.
4.	[***] — one-time fee to establish entire program described in this Agreement, including persistency and compliance, to pay for establishment of the Ventavis Hub, IT costs, travel, training, and numerous other start-up expenditures. As agreed in Section 3.4.2 of the Agreement, these fees are payable upon Distributor providing to CTI, in a manner agreed upon by the Parties, suitable substantiation and documentation regarding the nature, scope and valuation of the services provided. In addition, Distributor shall send to CTI on a periodic basis, in a form and manner to be agreed to by the Parties, detailed incremental expense reports, which show the amount and nature of expenditures made by Distributor as part of the [***] one-time fee to establish the entire program described in this Agreement.

***	Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission. ***

SCHEDULE E

States requiring an in-state pharmacy where Distributor does not have a facility:

Priority Healthcare Corp. will have coverage in every state for purposes of this Agreement.